Exhibit 5.1



                                 March 30, 2000



SportsLine.com, Inc.
6340 N.W. 5th Way
Fort Lauderdale, Florida  33309

         Re:      Registration Statement on Form S-8
                  ----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to SportsLine.com, Inc., a Delaware corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 500,000 shares of the Company's authorized but unissued common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to the Company's 1997 Employee Stock Purchase Plan, as amended (the "Plan"). It is our opinion that shares of Common Stock issuable under the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,

                                               /S/ Greenberg Traurig, P.A.